LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (the “Agreement”) is entered into as of this 7th day of March, 2017 by and among Laurence Wainer (the “Shareholder”) and Blow & Drive Interlock Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Shareholder is an executive officer of the Company and holds shares of common stock of the Company;

WHEREAS, the Company and Shareholder are parties to that certain Debt Conversion and Series A Preferred Stock Purchase Agreement dated of even date herewith (the “SPA”), wherein Shareholder is acquiring shares of Company’s Series A Preferred Stock (the “Series A Shares”);

WHEREAS, as additional consideration for Shareholder’s acquisition of the Series A Shares under the SPA, the Company requires the Shareholder to refrain selling 8,000,000 shares (the “Securities”) out of the approximately 9,700,000 shares of the Company he owns, for the Lockup Period, as defined herein;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. LOCKUP OF SECURITIES. The Shareholder agrees that, without the prior written consent of the Company, until the Company has repaid the amounts (principal and interest) due to Doheny Group, LLC under those certain promissory notes issued to Doheny Group, LLC dated September 30, 2016 and January 19, 2017 (the “Lockup Period”), the Shareholder will not make or cause any sale of any Securities listed on Exhibit I hereto which, as of the date of this Agreement, the Shareholder owns either of record or beneficially, and which the Shareholder has the power to control the disposition; provided, however, that the Shareholder may, without the Company’s prior written consent, make a gift of Securities without consideration to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

2. CONSIDERATION FOR LOCKUP. In consideration for the Shareholder agreeing to be bound by the terms of this Agreement, the Company will issue the Series A Shares under the SPA.

3. FAILURE TO ISSUE SERIES A SHARES. Should the Company not issue the Series A Shares required by the SPA within 90 days of this Agreement, then this Agreement shall be null and void and of no further force and effect.

4. TRANSFER; SUCCESSOR AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California applicable to contracts entered into and fully to be performed in the State of California by residents of the State of California.

6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8. NOTICES. (a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given or made upon (i) the Shareholder at such Shareholder’s address set forth on the signature page hereto; and (ii) the Company at Blow & Drive Interlock Corporation, 5503 Cahuenga Blvd, #203, Los Angeles, CA 91601 Attn. Chief Executive Officer. (b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by overnight courier, or by facsimile with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed. (c) Any party may, by written notice to the other, alter its address or respondent, and such notice shall be given in accordance with the terms of this Section 8. 2

9. ATTORNEYS’ FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

10. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of the Company and the Shareholder.

11. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party to this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party to this Agreement of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder shall be cumulative and not alternative.

13. ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Company”	“Shareholder”

Blow & Drive Interlock Corporation,	Laurence Wainer,
a Delaware corporation	an individual

By: Laurence Wainer	Laurence Wainer
Its: Chief Executive Officer

Exhibit I

Securities

8,000,000 shares of Company common stock